EXHIBIT 2


Steven Madden, Ltd. Reaffirms Comfort With Third Quarter Consensus Estimates and Updates Guidance for Remainder of Fiscal 2001
Company Expands Stock Repurchase Program by 3 Million Shares -

LONG ISLAND CITY, N.Y., Sept. 24 /PRNewswire/ -- Steven Madden, Ltd. (Nasdaq:
SHOO - news), a leading designer, wholesaler and marketer of fashion footwear for women, men, and children today commented on current business trends and its outlook for the balance of the year. For the third quarter ending September 30, 2001, the Company reaffirms the current analyst consensus estimate of $0.41 per diluted share.

Due to the exceptionally challenging retail environment, the Company anticipates a decline in net revenue and a softening in comparable retail store sales, which will result in fourth quarter earnings ranging between $0.20 and $0.23 per diluted share. Additionally, should current economic trends continue, the Company believes fiscal 2002 earnings will be approximately flat compared with fiscal 2001.

Jamieson Karson, Chief Executive Officer of Steven Madden, Ltd., commented, "While the current environment presents certain challenges to our Company, we remain very confident in the strength of our brands, the loyalty of our customers, and the resilient nature of our business model. We have a solid operating platform in place and are focused on continuing to effectively manage our business."

In addition, the Company announced that its Board of Directors has authorized an expansion of its stock repurchase program. The ongoing program, which currently has a total of 600,000 shares remaining for repurchase, has been increased by 3 million shares. Pursuant to its stock repurchase plan, the Company will continue to repurchase its shares from time to time in the open market, private transactions or otherwise, depending on price and circumstances.

Mr. Karson concluded, "This initiative clearly highlights the confidence that we have in our growth strategies and the long-term prospects for our overall business."

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at http://www.stevemadden.com, http://www.stevies.com, and http://www.stevemaddenmens.com. The Company has several licenses for the Steve Madden & Stevies brands -- including outerwear, leather sportswear, eyewear, hosiery, watches, handbags, and belts -- owns and operates two retail stores under its David Aaron brand, and is the licensee for l.e.i. Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.